Exhibit 23.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form S-3, File No. 333-157215, of our report dated March 11, 2008, relating to the consolidated financial statements of Arlington Tankers Ltd. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ MSPC

Certified Public Accountants and Advisors, A Professional Corporation

New York, New York
April 7, 2009